SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 4, 2001

SPACELABS MEDICAL, INC.
(Exact name of registrant as specified in charter)

Delaware	0-20083	91-1558809

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

15220 N.E. 40th Street, P.O. Box 97013
Redmond, Washington

(Address of principal executive offices)

98073

(Zip code)

(425) 882-3700

(Registrant’s telephone number, including area code)

Item 5. Other Events

     On December 4, 2001, Spacelabs Medical, Inc. (the “Company”) announced that the United States District Court for the Western District of Washington has ordered the dismissal of the class action allegations brought against the Company by Godofredo Hernandez and other named plaintiffs. On December 12, 2001, the Court dismissed 24 of the 28 remaining individual cases and also granted Spacelabs’ request to sever the remaining 4 individual plaintiff’s claims. Those matters will now each proceed into the discovery phase. Spacelabs denies liability and intends to vigorously defend its interests regarding those matters. Information relating to this legal proceeding has been previously reported in the Company’s Annual Report on Form 10-K for the year ended December 31, 2000 and in its Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 29, 2001.

     On December 13, 2001, the Company announced that it has retained Gerard Klauer Mattison & Co., Inc. to explore strategic alternatives to maximize shareholder value and that it has entered into an agreement with Carl A. Lombardi, Chairman, President and Chief Executive Officer of the Company, to postpone his contemplated retirement from the Company and facilitate a management transfer. A copy of the retirement agreement with Mr. Lombardi is filed herewith as Exhibit 10.1 and is incorporated herein by reference. The Company expects to accrue compensation expense in the pre-tax amount of approximately $2.0 million in its financial statements for the quarter ending December 31, 2001 relating to this agreement. The Company’s December 13, 2001 press release is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

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Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

(c)  Exhibits

10.1	Retirement Agreement dated December 6, 2001, between Spacelabs Medical, Inc. and Carl A. Lombardi.

99.1	Press Release dated December 13, 2001.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPACELABS MEDICAL, INC. (Registrant)

By

James A. Richman Vice President and Corporate Controller

     Date: December 26, 2001

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